                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
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Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            Lennox International Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
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     was paid previously. Identify the previous filing by registration statement
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Notes:

                          [LOGO LENNOX INTERNATIONAL]
                             2140 Lake Park Blvd.
                            Richardson, Texas 75080

April 15, 2002

Dear Stockholders:

   It is my pleasure to invite you to the 2002 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held at 9:00 a.m., local time, on Friday, May 17, 2002, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083.

   The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items of business that will be discussed and voted upon during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices. Please sign, date and return the enclosed proxy card in the accompanying envelope, call the toll-free number or vote by Internet as soon as possible. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.

   I look forward to seeing you at the meeting. On behalf of the management and directors of Lennox International Inc., I want to thank you for your continued support and confidence in 2002.

                                          Sincerely,

                                          /s/ John W. Norris Jr.
                                          John W. Norris, Jr.
                                          Chairman of the Board

                          [LOGO LENNOX INTERNATIONAL]
                             2140 Lake Park Blvd.
                            Richardson, Texas 75080

                                April 15, 2002

                               -----------------

                   Notice of Annual Meeting of Stockholders

                          To be held on May 17, 2002

                               -----------------

To Our Stockholders:

   Notice is hereby given that the 2002 Annual Meeting of Stockholders of Lennox International Inc. will be held on May 17, 2002 at 9:00 a.m., local time, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083 to:

  .   Elect five Directors to hold office for a three-year term;

  . Consider and act upon a proposal to amend the 1998 Incentive Plan to increase the maximum number of shares of common stock available for allocation under such plan;

  . Consider and act upon a proposal to amend the Nonemployee Directors' Compensation and Deferral Plan to increase the maximum number of shares of common stock available for allocation under such plan; and

  .   Transact any other business that may properly come before the meeting.

   A proxy statement, form of proxy, annual report and Form 10-K for the fiscal year ended December 31, 2001 accompany this notice.

   The Board of Directors has determined that owners of record of Lennox common stock at the close of business on March 25, 2002 are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Carl Edwards Jr.
                                          Carl E. Edwards, Jr
                                          Executive Vice President,
                                          Chief Legal Officer and Secretary

                            Your Vote Is Important

    To be sure your shares are represented at the meeting, please (1) call the toll-free number (800) 435-6710 and follow the prompts, or (2) vote by Internet at http://www.eproxy.com/lii, or (3) complete, date, sign and return your proxy card in the enclosed postage-paid envelope as soon as possible. You may vote in person at the meeting even if you send in your proxy card, vote by telephone or vote by Internet.

                               TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
Voting Procedures.................................................................   1
Proposal 1: Election of Directors.................................................   1
Proposal 2: Amendment to the 1998 Incentive Plan..................................   7
Proposal 3: Amendment to the Nonemployee Directors' Compensation and Deferral Plan  10
Board Organization................................................................  12
Audit Committee Report............................................................  13
Directors Compensation............................................................  14
Compensation Committee Report on Executive Compensation...........................  14
Executive Compensation............................................................  18
Certain Relationships and Related Party Transactions..............................  24
Ownership of Lennox Common Stock..................................................  26
Comparison of Total Stockholder Return............................................  28
Additional Information............................................................  29
Appendix A........................................................................ A-1
Appendix B........................................................................ B-1

                                PROXY STATEMENT

                               VOTING PROCEDURES

   This proxy statement and the accompanying proxy card are being mailed to Lennox International Inc. Stockholders beginning on or about April 16, 2002 in connection with solicitation of proxies by the Lennox Board of Directors for the Annual Meeting of Stockholders to be held on May 17, 2002 at 9:00 a.m., local time, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083, and any adjournments thereof.

   If you sign and return the accompanying proxy, you vote by telephone, or you vote by Internet and your proxy is not withdrawn or revoked, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy but do not give voting instructions, your shares will be voted for each proposal as recommended by the Board of Directors.

                      PROPOSAL 1:  ELECTION OF DIRECTORS

   The Board of Directors of Lennox currently consists of 15 people, with no vacancies. In accordance with the Bylaws, Directors are divided into three classes, as nearly equal in number as possible, each class to serve a three-year term. At the meeting, five Directors will be elected to hold office for a three-year term expiring at the 2005 Annual Meeting of Stockholders. Other Directors will continue in office, in accordance with their previous election, until the expiration of their classes at the 2003 or 2004 Annual Meeting of Stockholders. It is anticipated that Mr. Richard W. Booth, a continuing Director, will be retiring from the Board of Directors in May 2002. The Board of Directors expects to fill the vacancy in accordance with the Bylaws at that time. The Board of Directors would like to express its sincere appreciation to Mr. Booth for his 36 years of dedication and commitment to Lennox.

   Brief biographies for each nominee for Director for the three-year term expiring at the 2005 Annual Meeting of Stockholders and for each current Director in the classes continuing in office are shown below.

   If you do not wish your shares to be voted for any particular nominee, you may so indicate on the proxy card. If any of these nominees for Director becomes unavailable, the persons named in the accompanying proxy may vote for any alternate designated by the present Board of Directors or the number of Directors may be reduced.

Nominees for election at this meeting for a term expiring at the 2005 Annual
Meeting:

[PHOTO]

  DAVID ANDERSON        David H. Anderson, 60, has served as a Director of
                        Lennox since 1973. Mr. Anderson recently retired from the position of Co-Executive Director of the Santa
                        Barbara Museum of Natural History, a position he held from 1998 to 2000. He formerly had a private law practice specializing in land use and environmental law. Mr. Anderson also serves as legal counsel for a local land conservation organization in Santa Barbara
                        County. He currently serves on the Boards of the California Nature Conservancy, the Land Trust Alliance and Sustainable Conservation and as Chair of the Santa
                        Barbara Foundation.

[PHOTO]

  THOMAS W. BOOTH       Thomas W. Booth, 44, has served as a Director of Lennox
                        since April 1999. In January 2000, Mr. Booth was appointed Vice President, Advanced Heat Transfer of
                        Heatcraft Inc. Previously, he was the Director,
                        Business Development of Heatcraft Inc. from 1997 to
                        December 1999. Mr. Booth joined Lennox in 1984 and has served in various capacities including the District
                        Manager for the Baltimore/Virginia sales branch of Lennox Industries from 1994 to 1997. He currently serves on the Board of Directors of Employers Mutual
                        Casualty Company, a casualty insurance company.

[PHOTO]

  JAMES BYRNE           James J. Byrne, 66, has served as a Director of Lennox
                        since 1990. He has been Chairman of Byrne Technology
                        Partners, Ltd., a firm that provides business/product planning and valuation improvement strategies for high technology companies, since April 1995. In addition, Mr. Byrne will assist his clients by assuming executive responsibility with their investments and in that regard became Chairman and Chief Executive Officer of OpenConnect Systems Incorporated, a developer of computer software products from May 1999 to May 2001.
                        Prior to his current role, he held a number of positions in the technology industry including
                        President of Harris Adacom Corporation, a network products and services company, Senior Vice President of United Technologies Corporation's Semiconductor
                        Operation and President of North American group of Mohawk Data Sciences, a manufacturer of distributed computer products. Mr. Byrne began his career with the General Electric Company.

[PHOTO]
JOHN W. NORRIS III      John W. Norris III, 44, has served as a Director since
                        2001. Mr. Norris is the Director of Annual Giving for the Maine Chapter of The Nature Conservancy. Prior to his current position, he was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000. He served as an economic development
                        Peace Corps Volunteer in Jamaica, West Indies from 1985 to 1987. Before joining the Peace Corps, Norris completed a graduate school internship at Lennox
                        Industries in Dallas in the summer of 1983. Mr. Norris was a senior credit analyst at Fort Worth National Bank from 1981 to 1982. He has been on the Board of Trustees for GlobalQuest, an international experiential educational organization since 1999. Mr. Norris also serves on the Board of Advisors for Businesses for the Northern Forest, a 350-member advocacy group working to protect wildlands, improve forest stewardship, and foster sustainable economic development since 1997.

[PHOTO]

  JOHN W. NORRIS JR.    John W. Norris, Jr., 66, was elected Chairman of the
                        Board of Directors of Lennox in 1991. He has served as a Director of Lennox since 1966. After joining Lennox in 1960, Mr. Norris held a variety of key positions including Vice President of Marketing, President of
                        Lennox Industries (Canada) Ltd., a subsidiary of
                        Lennox, and Corporate Senior Vice President. He became
                        President of Lennox in 1977 and served as President and Chief Executive Officer of Lennox from 1980 to 2001.
                        Mr. Norris retired from Lennox at the end of 2001, but continues to serve in his capacity as Chairman of the Board. Mr. Norris is on the Board of Directors of the Air-Conditioning & Refrigeration Institute of which he was Chairman in 1986. He is also an active board member of the Gas Appliance Manufacturers Association, where he was Chairman from 1980 to 1981. He is the immediate past Chairman of The Nature Conservancy of Texas board of trustees. He also serves as a Director of AmerUs
                        Group Co., a life insurance and annuity company.

  The Board Of Directors Recommends A Vote "For" Each Of The Above Nominees.

Directors whose terms continue until the 2003 Annual Meeting:

[PHOTO]

  LINDA ALVARADO        Linda G. Alvarado, 50, has served as a Director of
                        Lennox since 1987. She is President of Alvarado
                        Construction, Inc. a general contracting firm specializing in commercial, government and industrial construction and environmental remediation projects.
                        She currently serves on the Board of Directors of Qwest
                        Communications International Inc, a telecommunications company, Pepsi Bottling Group, a soft drink and beverage company, Minnesota Mining and Manufacturing
                        Company, and Pitney Bowes Inc., an office equipment and services company. Ms. Alvarado is also a co-owner of the Colorado Rockies Baseball Club.


[PHOTO]

  RICHARD W. BOOTH      Richard W. Booth, 70, has served as a Director of
                        Lennox since 1966. Mr. Booth retired from Lennox in
                        1992 as Executive Vice President, Administration and
                        Secretary, a position he had held since 1983. Mr. Booth held a variety of key positions after joining Lennox in 1954. He serves as a member of the Board of Trustees of Grinnell College and until his retirement in early
                        2002, served on the Board of Directors of Employers
                        Mutual Casualty Company, a casualty insurance company.

[PHOTO]

  DAVID BROWN           David V. Brown, 54, has served as a Director of Lennox
                        since 1989. Dr. Brown owns the Plantation Farm Camp, a working 500-acre ranch with livestock that provides learning in a farm setting for children. He is currently serving on the Strategic Planning Board of the Western Association of Independent Camps, an educational organization for training camp directors and owners.


[PHOTO]

  JOHN MAJOR            John E. Major, 56, has served as a Director of Lennox
                        since 1993. Mr. Major became Chairman and Chief
                        Executive Officer of Novatel Wireless, Inc., a leading provider of wireless data solutions, in 2000. Prior to joining Novatel, he was Chairman, Chief Executive
                        Officer and President of Wireless Knowledge. Prior to that, he was Executive Vice President of QUALCOMM and President of its Wireless Infrastructure Division.
                        Prior to joining QUALCOMM in 1997, Mr. Major served most recently as Senior Vice President and Chief
                        Technical Officer at Motorola, Inc., a manufacturer of telecommunications equipment, and Senior Vice President and General Manager for Motorola's Worldwide Systems
                        Group of the Land Mobile Products Sector. Mr. Major currently serves on the Board of Directors of Littelfuse Inc., a manufacturer of fuses, Verilink
                        Corporation, a manufacturer of network access devices, Indentix, a manufacturer of biometric access solutions, and Novatel Wireless, Inc.

[PHOTO]

  RICHARD W. ROTH       William G. Roth, 63, has served as a Director since
                        2000. He served as Chairman of the Board of Directors of Dravo Corporation, a natural resources company that is the largest producer of lime in the United States, from 1989 to 1994. Mr. Roth also served as Chief
                        Executive Officer of Dravo Corporation from 1987 to
                        1989. From 1985 to 1987, Mr. Roth served as President,
                        Chief Operating Officer and a Director of American
                        Standard, Inc., a worldwide manufacturer of air conditioning, plumbing and transportation system products. From 1978 to 1985, Mr. Roth served as
                        Chairman and Chief Executive Officer of The Trane
                        Company, an international manufacturer and marketer of HVAC systems. Mr. Roth currently serves as a Director of Amcast Industrial Corporation, a manufacturer of technology intensive metal products. He also previously served as a Director of Service Experts, Inc., which was acquired by Lennox in January 2000. Mr. Roth was nominated by Lennox pursuant to the acquisition agreement between Lennox and Service Experts, and was elected to the Board of Directors of Lennox at the 2000
                        Annual Meeting of Stockholders.

Directors whose terms continue until the 2004 Annual Meeting:

[PHOTO]

  JANET COOPER          Janet K. Cooper, 48, has served as a Director of Lennox
                        since April 1999. Ms. Cooper was named Chief Financial
                        Officer and Senior Vice President of Finance and
                        Administration of McDATA Corporation in 2001. Prior to joining McDATA, she served as Senior Vice President, Finance of Qwest Communications International Inc. from
                        2000 to 2001. From 1998 to 2000, she served as Vice
                        President, Finance and Controller and Vice President and Treasurer of US West Inc., a regional Bell operating company. From 1978 to 1998, Cooper served in various financial and managerial positions with The
                        Quaker Oats Company, including Vice President,
                        Treasurer and Tax Business from 1997 to 1998 and Vice
                        President and Treasurer from 1992 to 1997. Ms. Cooper serves on the Board of Directors of The Toro Company, a manufacturer of equipment for lawn and turf care maintenance.

[PHOTO]
C. L. "JERRY" HENRY
                        C. L. (Jerry) Henry, 60, was appointed to serve on the Lennox Board of Directors in 2000. Mr. Henry is Chairman, President, and CEO of Johns Manville Corporation, a leading manufacturer of insulation and building products. Prior to his current position with Johns Manville, he had served as Executive Vice President and Chief Financial Officer for E. I. du Pont de Nemours and Company, a global science and technology company.

[PHOTO]

  ROBERT E. SCHJERVEN   Robert E. Schjerven, 59, was appointed to serve as a
                        Director and named Chief Executive Officer of Lennox in
                        2001. Prior to his election as Chief Executive Officer of Lennox, he served as Chief Operating Officer of Lennox in 2000 and as President and Chief Operating
                        Officer of Lennox Industries Inc., a subsidiary of Lennox, from 1995 to 2000. He joined Lennox in 1986 as
                        Vice President of Marketing and Engineering for
                        Heatcraft Inc., a subsidiary of Lennox. From 1988 to
                        1991, he held the position of Vice President and General Manager of Heatcraft. From 1991 to 1995, he served as President and Chief Operating Officer of Armstrong Air Conditioning Inc., also a subsidiary of Lennox. Mr. Schjerven spent the first 20 years of his career with The Trane Company, an international manufacturer and marketer of HVAC systems, and McQuay-Perfex Inc.

[PHOTO]

  TERRY D. STINSON      Terry D. Stinson, 60, has served as a Director of
                        Lennox since 1998. Mr. Stinson currently serves as Chief Executive Officer of his own consulting practice engaged in strategic alliances and marketing for the aerospace industry. Until the fall of 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell
                        Helicopter Textron Inc., the world's leading manufacturer of vertical lift aircraft and was its President from 1996 to 1998. From 1991 to 1996, Mr.
                        Stinson served as Group Vice President and Segment
                        President of Textron Aerospace Systems and Components for Textron Inc. Prior to that position, he had been the President of Hamilton Standard Division of United
                        Technologies Corporation, a defense supply company, since 1986.

[PHOTO]

  RICHARD THOMPSON      Richard L. Thompson, 62, has served as a Director of
                        Lennox since 1993. In 1995, Mr. Thompson was named to his present position of Group President and member of the Executive Office of Caterpillar Inc., a manufacturer of construction and mining equipment. He joined Caterpillar in 1983 as Vice President, Customer
                        Services. In 1990, he was appointed President of Solar
                        Turbines Inc., a wholly owned subsidiary of Caterpillar and manufacturer of gas turbines. From 1990 to 1995, he held the role of Vice President of Caterpillar, with responsibility for its worldwide engine business.
                        Previously, he had held the positions of Vice President of Marketing and Vice President and General Manager,
                        Components Operations with RTE Corporation, a manufacturer of electrical distribution products. Mr.
                        Thompson serves as a Director for Gardner Denver, Inc., a manufacturer of air compressors, blowers and petroleum pumps, the National Association of Manufacturers, the nation's largest industrial trade association, and Proctor Community Hospital in Peoria,
                        Illinois.

   John W. Norris, Jr., Richard W. Booth, David H. Anderson and David V. Brown are all grandchildren of D.W. Norris, the founder of Lennox. Thomas W. Booth and John W. Norris III are great grandchildren of D.W. Norris. John W. Norris, Jr., David V. Brown, Richard W. Booth and David H. Anderson are first cousins. Richard W. Booth is the father of Thomas W. Booth. John W. Norris, Jr. is the father of John W. Norris III.

               PROPOSAL 2:  AMENDMENT TO THE 1998 INCENTIVE PLAN

Reasons for the Amendment

   The Board of Directors believes that it is important to have equity-based incentives available to attract and retain qualified officers essential to the success of Lennox, and that it is important to link the interests and efforts of such persons to the long-term interest of Lennox' Stockholders. Accordingly, in 1998, the Board of Directors adopted the 1998 Incentive Plan of Lennox International Inc., amended the plan in 1999 subject to Stockholder approval which was obtained in 1999, amended the plan by resolution in December 2000 and further amended the plan in December 2001, subject to Stockholder approval. The 1998 Incentive Plan, as amended, is hereinafter referred to as the "Plan." An aggregate of 4,603,500 shares of Lennox common stock was originally authorized for allocation under the Plan, with 3,943,500 shares available for awards to employees and 660,000 shares available for awards to Nonemployee Directors. The December 2000 amendment increased the aggregate number of shares available for awards under the Plan to 7,541,635, with 6,881,635 available for awards to employees and the remaining 660,000 shares available for awards to Nonemployee Directors. As of December 31, 2001 approximately 1,766,273 shares remained available for future issuance under the Plan to employees and Nonemployee Directors. Therefore, in December 2001, subject to Stockholder approval, the Board of Directors increased the number of shares authorized for issuance under the Plan by 7,100,000 shares to an aggregate of 14,641,635 shares, which will increase the number of shares available for awards to employees from 6,881,635 to 13,481,635 (an increase of 6,600,000 shares) and increase the shares available for awards to Nonemployee Directors from 660,000 to 1,160,000 shares (an increase of 500,000 shares). The Stockholders are now being requested to approve this increase in the number of shares authorized for issuance under the Plan at the Annual Meeting. The proposed amendment to the Plan is set forth in Appendix A.

Description of the 1998 Incentive Plan

   The following summary of the principal features of the Plan is qualified in its entirety by the specific language of the Plan, a copy of which is available to any Stockholder upon request to the Secretary of Lennox, 2140 Lake Park Blvd., Richardson, Texas 75080.

   General. The Plan became effective in September 1998. The objectives of the Plan are to attract and retain employees, qualified Directors, consultants and other independent contractors and to stimulate the active interest of such persons in the development and financial success of Lennox. Awards provide participants with a proprietary interest in the growth and performance of Lennox.

   Awards to employees or independent contractors under the Plan may be made in the form of grants of stock options, stock appreciation rights, restricted or non-restricted stock or units denominated in stock, cash awards or performance awards or any combination of these awards. Awards to Nonemployee Directors under the Plan will be in the form of grants of stock options.

   Shares Subject to Plan. Currently, a maximum of 1,766,273 shares of Lennox' authorized but unissued or reacquired shares of common stock may be issued under the Plan to employees and Nonemployee Directors, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in Lennox' capital structure or in the event of any merger, sale of assets or other reorganization of Lennox. In December 2001, the Board of Directors, subject to Stockholder approval, amended the Plan to increase its share reserve by 7,100,000 shares to an aggregate of 14,641,635 shares, with 13,481,635 reserved for employees and 1,160,000 reserved for Nonemployee Directors. No participant under the Plan may be granted in any 12-month period awards consisting of stock options or stock appreciation rights for more than 165,000 shares of common stock, stock awards for more than 165,000 shares of common stock or cash awards in excess of $5,000,000. Shares of common stock, which are the subject of awards that are forfeited, terminated or expire unexercised, will again immediately become available for awards under the Plan.

   Administration and Eligibility. The Compensation Committee (the "Committee") has the exclusive authority to administer the Plan as it relates to employee awards and to take all actions that are specifically contemplated by the Plan or are necessary or appropriate in connection with the administration thereof. The Committee may, in its discretion, provide for the extension of the exercisability of an award, accelerate the vesting or exercisability of an award to Lennox' employees, eliminate or make less restrictive any restrictions contained in an award to Lennox' employees, waive any restriction or other provision of the Plan or in any award to its employees, or otherwise amend or modify an award to Lennox' employees in any manner that is either not adverse to the employee holding the award or consented to by such employee.

   Employee Awards. The Committee will determine the type or types of employee awards made under the Plan and will designate the individuals who are to be the recipients of awards. Each award may be embodied in an agreement, which will contain such terms, conditions and limitations as determined by the Committee. Awards may be granted singly, in combination or in tandem. Awards to Lennox' employees may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the Plan or any other employee plan of Lennox, including any acquired entity. All or part of an award to Lennox' employees may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with Lennox, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance.

   The types of awards to Lennox employees that may be made under the Plan are as follows:

   Options. Options are rights to purchase a specified number of shares of common stock at a specified price. An option granted pursuant to the Plan may consist of either an incentive stock option that complies with the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code"), or a nonqualified stock option that does not comply with such requirements. Incentive stock options must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant. To the extent that the aggregate fair market value, measured at the time of grant, of common stock subject to incentive stock options that first become exercisable by an employee in any one calendar year exceeds $100,000, such options shall be treated as non-qualified stock options and not as incentive stock options. Non-qualified stock options must have an exercise price per share that is not less than, but may exceed, the fair market value of the common stock on the date of grant. In either case, the exercise price must be paid in full at the time an option is exercised in cash or, if the employee so elects, by means of tendering common stock or surrendering another award.

   Stock Appreciation Right. Stock appreciation rights are rights to receive a payment, in cash or common stock, equal to the excess of the fair market value or other specified valuation of a specified number of shares of common stock on the date the rights are exercised over a specified strike price. A stock appreciation right may be granted in tandem under the Plan to the holder of an option with respect to all or a portion of the shares of common stock subject to such option or may be granted separately. The terms, conditions and limitations applicable to any stock appreciation rights, including the term of any stock appreciation rights and the date or dates upon which they become exercisable, will be determined by the Committee.

   Stock Award. Stock awards consist of grants of whole shares of either restricted or non-restricted common stock or units denominated in whole shares of common stock. The Committee will determine the terms, conditions and limitations applicable to any stock awards. The Committee may remove any restrictions on stock awards, at its discretion. Rights to dividends or dividend equivalents may be extended to and made part of any stock award in the discretion of the Committee.

   Cash Award. Cash awards consist of grants denominated in cash. The Committee will determine the terms, conditions and limitations applicable to any cash awards.

   Performance Award. Performance awards consist of grants made to an employee or independent contractor subject to the attainment of one or more performance goals. A performance award will be paid, vested or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the Committee prior to the earlier of (a) 90 days after the commencement of the period of service to which the performance goals relate and
(b) the elapse of the 25% of the period of service, and in any event while the outcome is substantially uncertain. A performance goal may be based upon one or more business criteria that apply to the employee, one or more business units of Lennox or Lennox as a whole. The Committee will determine the terms, conditions and limitations applicable to any performance awards.

   Director Awards. The Board of Directors will administer the Plan as it relates to Nonemployee Directors. The Board of Directors will have the right to determine on an annual basis, or at any other time in its sole discretion, to award options which are non-qualified stock options to Nonemployee Directors. No such options awarded in any year shall provide for the purchase of more than 16,500 shares of common stock. All options awarded to Directors shall have a term of 10 years and shall vest and become exercisable in increments of one-third on each of the three succeeding anniversaries after the date of grant. Unvested options awarded to Directors shall be forfeited if a Director resigns without the consent of the majority of the Board of Directors.

   Other Provisions. The Board of Directors may amend, modify, suspend or terminate the Plan for the purpose of addressing any changes in legal requirements or for any other purposed permitted by law, except that no amendment that would impair the rights of any employee or Nonemployee Director to any award may be made without the consent of such employee or Nonemployee Director, and no amendment requiring Stockholder approval under any applicable legal requirements will be effective until such approval has been obtained.

   In the event of any subdivision or consolidation of outstanding shares of Lennox' common stock, declaration of a stock dividend payable in shares of Lennox' common stock or other stock split, the Plan provides for the Board of Directors to make appropriate adjustments to (i) the number of shares of common stock reserved under the Plan, (ii) the number of shares of common stock covered by outstanding awards in the form of common stock or units denominated in common stock, (iii) the exercise or other price in respect of such awards,
(iv) the appropriate fair market value and other price determinations for awards, and (v) the limitations in the Plan regarding the number of awards which may be made to any employee in a given year, in order to reflect such transactions.

   Furthermore, in the event of any other recapitalization or capital reorganization of Lennox, any consolidation or merger of Lennox with another corporation or entity, the adoption by Lennox of any plan of exchange affecting the common stock or any distribution to holders of common stock or securities or property, other than normal cash dividends or stock dividends, the Board of Directors will make appropriate adjustments to the amounts or other items referred to above to give effect to such transactions, but only to the extent necessary to maintain the proportionate interest of the holders of the awards and to preserve, without exceeding, the value of the awards.

                The Board Of Directors Recommends A Vote "For"
                   The Amendment To The 1998 Incentive Plan.

       PROPOSAL 3:  AMENDMENT TO THE NONEMPLOYEE DIRECTORS' COMPENSATION
                               AND DEFERRAL PLAN

Reasons for the Amendment

   The Board of Directors believes it is important to provide a procedure whereby members of the Board of Directors who are not full-time employees of Lennox may enter into a contractual agreement to receive all or part of the annual cash retainer payable by Lennox to the Directors for their services as Directors (excluding fees payable to Directors for services as members of one or more committees of the Board and attendance fees for Board meetings) in the form of Lennox common stock, and, to the extent not taken in stock, to defer 25 percent or more of the cash retainer to the Director's termination of service on the Board of Directors. Accordingly, the Board of Directors adopted the Nonemployee Directors' Compensation and Deferral Plan (the "DCDP") in 1997, amended the DCDP by Resolution in 1999 and later amended the DCDP in 2001, subject to Stockholder approval. An aggregate of 70,000 shares of Lennox common stock is available for compensation awards to Nonemployee Directors under the DCDP. As of December 31, 2001 approximately 24,135 shares remained available for future issuance under the DCDP. Therefore, in December 2001, subject to Stockholder approval, the Board of Directors increased the number of shares reserved under the DCDP by 400,000 shares to an aggregate of 470,000 shares. The Stockholders are now being requested to approve this increase in the number of shares authorized for issuance under the Plan at the Annual Meeting. The proposed amendment to the DCDP is set forth in Appendix B.

Description of the DCDP

   The following summary of the principal features of the DCDP is qualified in its entirety by the specific language of the DCDP, a copy of which is available to any Stockholder upon request to the Secretary of Lennox, 2140 Lake Park Blvd., Richardson, Texas 75080.

   General. The DCDP became effective in July 1997 and was amended in April 1999. The objective of the DCDP is to provide a procedure whereby members of the Board of Directors who are not also full-time employees of Lennox may enter into a contractual agreement to receive all or part of the annual cash retainer payable by Lennox to the Directors on account of their services as Directors (excluding fees payable to Directors for services as members of one or more committees of the Board and attendance fees for Board meetings) in the form of Lennox common stock, and to the extent not taken in common stock, to defer 25 percent or more of the cash retainer to the Director's termination of service on the Board of Directors.

   Administration and Eligibility. The Compensation Committee (the "Committee") has the exclusive authority to administer the DCDP. Except as specifically provided in the DCDP, the Committee has full power to interpret, construe and administer the DCDP. Directors of Lennox who are not full-time employees of Lennox are eligible to participate in the Plan.

   Elections and Maintenance of Account. The annual retainer paid to Directors by Lennox is paid in equal quarterly installments in the form of Lennox common stock and in cash, in such proportions as may be elected by the Director; provided, however, that a minimum amount each year, currently $10,000, and as established by the Committee, shall be paid to the Director in common stock. Prior to the beginning of a calendar year, or prior to the beginning of his tenure if the Director begins service during a year, the Director may elect to defer payment of at least 25 percent, and up to the entire amount of the annual cash retainer to be paid to such Director for services to be rendered in his capacity as a Director during the calendar year. An election to defer a cash retainer shall be irrevocable for the remainder of that calendar year once made, and it shall continue to be effective in succeeding years unless revoked or revised at least 30 days prior to the beginning of any calendar year. Lennox will credit an account established on the Lennox books in the name of each participating Director the amount elected to be deferred for each year by each Director.

   Distribution Of Benefits Under The DCDP. Upon termination of the Director's service as a Director, the value of the Director's account under the DCDP shall be paid in a cash lump sum as soon as practicable. At the option of the Director, the payments may be in the form of annual installments over a period of three years, beginning as soon as practicable following the termination of the Director's service to Lennox. Notwithstanding the foregoing, once a Director has attained the age of 70, the value of his account shall be paid, in a lump sum or installments, as previously elected by the Director. In the event of the death of a Director at any time prior to the complete distribution of all amounts payable to him under the DCDP, the remaining unpaid value of his account shall be paid to his designated beneficiaries, or in the absence of any such designation, to his estate. The value of a Director's account may paid to him in a lump sum following: his terminations of service due to disability; or a severe financial hardship of the Director, as determined in the sole discretion of the Committee.

   Other Provisions. The Board of Directors may amend or terminate the DCDP; provided, however, that no such amendment or termination shall reduce any amount payable under the DCDP to the extent such amount accrued prior to the date of amendment or termination.

                The Board Of Directors Recommends A Vote "For"
  The Amendment To The Nonemployee Directors' Compensation And Deferral Plan.

                              BOARD ORGANIZATION

Board Committees

   The Lennox Board of Directors has established an Audit Committee, Acquisition Committee, Board Operations Committee, Human Resource Committee, Compensation Committee and a Pension and Risk Management Committee. The Board of Directors held seven meetings in 2001. All Directors attended at least 75% of Board and Committee meetings they were scheduled to attend.

   The Audit Committee is responsible for meeting with management and Lennox' independent accountants to determine the adequacy of internal controls and other financial reporting matters. It met four times in 2001. The following Directors currently serve on the Audit Committee: John E. Major (chair), Janet
K. Cooper, C. L. (Jerry) Henry, William G. Roth and Terry D. Stinson. Additional information concerning the Audit Committee is set forth below under "Audit Committee Report."

   The Acquisition Committee is responsible for evaluating potential acquisitions and making recommendations on proposed acquisitions. It met one time in 2001. The following Directors currently serve on the Acquisition
Committee: James J. Byrne (chair), Richard W. Booth, David V. Brown, C. L. (Jerry) Henry and Terry D. Stinson.

   The Board Operations Committee is responsible for making recommendations on the election of Directors and officers, the number of Directors, and other matters pertaining to the operations of the Board of Directors. It met two times in 2001. The following Directors currently serve on the Board Operations
Committee: Terry D. Stinson (chair), Thomas W. Booth, David V. Brown, Janet K. Cooper, John W. Norris III and Richard L. Thompson. This Committee considers suggestions from Stockholders and other sources regarding possible candidates for Director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of Lennox.

   The Human Resource Committee is responsible for succession planning, management development programs and other human resource matters. It met three times in 2001. The following Directors currently serve on the Human Resource
Committee: John W. Norris Jr. (Chair), Linda G. Alvarado, David H. Anderson, James J. Byrne, John E. Major and Richard L. Thompson.

   The Compensation Committee is responsible for evaluating the performance of Lennox' Chairman of the Board and its Chief Executive Officer, making recommendations with respect to the salaries of Lennox' Chairman of the Board and its Chief Executive Officer, reviewing and approving the compensation of executive staff members, approving the compensation for Nonemployee Directors and Committee members, approving stock options for senior management, approving all employee benefit plan designs and other matters relating to the compensation of Lennox' Directors, officers and employees. It met two times in 2001. The following Directors currently serve on the Compensation Committee:
Richard L. Thompson (chair), Linda G. Alvarado, James J. Byrne and John E.
Major.

   The Pension and Risk Management Committee is responsible for overseeing the administration of Lennox' pension and profit sharing plans, overseeing matters relating to Lennox' insurance coverage, reviewing matters of legal liability and environmental issues, and other matters relating to risk management. It met two times in 2001. The following Directors currently serve on the Pension and Risk Management Committee: David H. Anderson (chair), Richard W. Booth, Thomas
W. Booth, Janet K. Cooper, John W. Norris III and William G. Roth.

                            AUDIT COMMITTEE REPORT

   Audit Committee Charter. Lennox' Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors in April 2000. The Audit Committee consists solely of independent members of the Board of Directors. The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing Lennox' financial reporting process, the system of internal control, the audit process, and Lennox' process for monitoring compliance with laws and regulations and Lennox' policies. In performing its role, the Audit Committee maintains effective working relationships with the Board of Directors, management, the internal auditors and the independent accountants. As set forth in the Charter, Lennox management is responsible for the preparation, presentation and integrity of Lennox' financial statements, Lennox' accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing Lennox' financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

   Auditor Independence. In the performance of its oversight function, the Audit Committee has reviewed and discussed the quarterly and audited financial statements, including the quality of accounting principles, with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent accountants, the independent accountants' independence and considered whether the provision of non-audit services by the independent accountants to Lennox is compatible with maintaining the accountants' independence.

   Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audits of Lennox' financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Lennox' independent accountants are in fact "independent."

   Audit Committee Recommendation. Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Lennox' Annual Report on Form 10-K for the year ended December 31, 2001.

   Submitted by the Audit Committee of the Board of Directors:

 John E. Major (chair)     Janet K. Cooper           C. L. (Jerry) Henry
 William G. Roth           Terry D. Stinson

                            DIRECTORS COMPENSATION

   Directors who are employees of Lennox do not receive additional compensation for positions on the Board of Directors. In 2001, there were three employee Board members: Messrs. John W. Norris, Jr., Chairman of the Board; Robert E. Schjerven, Chief Executive Officer; and Thomas W. Booth, Vice President, Advanced Heat Transfer, Heatcraft Inc. The 2001 compensation package for all outside Directors included an annual retainer of $25,000 in cash or common stock and $10,000 in common stock for Board of Directors and Committee service, an annual retainer of $4,000 in cash for serving as a Committee chair and a fee of $1,000 in cash for attending each meeting day of the Board of Directors or any committee of the Board, or $500 in the event of a telephonic meeting. Directors may elect to receive the cash portion of their annual retainer in cash or shares of common stock. Directors may defer 25 percent or more of their annual cash retainer in an interest bearing account under the DCDP. All Directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or a Committee of the Board.

   In addition, each Nonemployee Director may periodically, under the Plan administered by the Board of Directors, receive options to purchase shares of common stock at an exercise price equal to the fair market value of such shares at the date of grant. Under the Plan, options are non-qualified, and no such options awarded in any given year shall provide for the purchase of more than 16,500 shares of common stock by each Director. There were no grants made in 2001 due to an insufficient number of shares remaining in the Plan for all awards to be granted. Proposal 3, presented elsewhere in this proxy statement, requests Stockholders to approve an amendment to the Plan at the Annual Meeting, to provide for additional shares for awards.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy and Policy

   Executive compensation is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of the four outside Board members listed below. This report defines the philosophy and describes the decisions made by the Committee during 2001 with respect to the executive officers. It is the Committee's goal to establish executive compensation programs that deliver total pay linked to overall business results and, therefore, attract, motivate and retain highly skilled executives whose performance and contributions result in increased Stockholder value. To that end, Lennox maintains a pay-for-performance compensation philosophy to pay market-competitive base salaries, while also delivering variable pay, which is directly linked to the achievement of company performance measurements and to the performance and contribution of the individual. In addition to the base salary program, Lennox' variable pay programs include both short- and long-term incentive compensation vehicles.

   In order to evaluate the competitiveness of the executive total compensation program, the Committee has periodically engaged nationally recognized human resources consulting firms to conduct market analyses of the Company's executive pay programs and practices. The Committee emphasizes delivering market-competitive and flexible total compensation to support the Company's business objectives. Lennox' executive pay is compared to a group of companies similar to Lennox, although not necessarily the same companies included in the peer group in the performance graph in this proxy statement.

Base Salary

  Executive Officers

   Lennox' executive base salary program is designed to be competitive with the marketplace. In 2001, the Committee administered the officers' base salaries within an executive broad band salary range to provide flexibility to reward executive development, support succession planning and aid in executive recruiting. Market-competitive values from the consultant's market analysis were assigned to each specific position within the broad band. The analysis showed that overall base salaries for executive officers were somewhat below market averages. For 2001, the Committee reviewed the base salary of each executive officer in relationship to the consultant's market data for the specific position, assessed the individual's performance relative to previously established objectives and also made subjective determinations regarding the individual's contributions before adjusting base salaries. After these adjustments, executive salaries were competitive within the market average and commensurate with the experience and performance contributions of the executive officers.

  Chief Executive Officer

   Effective January 1, 2001, John W. Norris, Jr., previously Chairman of the Board and Chief Executive Officer, transitioned to the sole role of Chairman of the Board, but retained his employee status. On December 31, 2001, Mr. Norris retired from Lennox International Inc. The Board of Directors would like to thank Mr. Norris for his years of dedicated service as Chief Executive Officer and an active key leader of Lennox International Inc. Mr. Norris effected a smooth management transition to his successor. As Chairman of the Board, Mr. Norris will continue to oversee Board governance issues and will remain active in industry associations. Additionally, Mr. Norris will continue his relationships with customers on behalf of Lennox.

   Succeeding Mr. Norris as Chief Executive Officer is Mr. Robert E. Schjerven, formerly Chief Operating Officer for Lennox International Inc. In determining Mr. Schjerven's 2001 base salary, the Committee reviewed the results of the consultant's market analysis for the CEO position. For 2001, Mr. Schjerven's base salary was $750,000, an amount approximating the market value from the consultant's analysis. Positioning Mr. Schjerven's 2001 base salary near the market value reflected the Committee's support of Lennox' philosophy of paying its executives a market-competitive base salary and the Committee's assessment of Mr. Schjerven's performance during the prior year. As Chief Operating Officer, Mr. Schjerven's achievements included:

  . Appointed COO mid-year 2000, Mr. Schjerven effectively executed Lennox' worldwide organization strategy.

  . Mr. Schjerven and his team worked diligently to demonstrate improved results to Lennox' Stockholders and to the investment community to reverse the disappointing market valuation evidenced by the decline of the stock price.

  . Throughout 2000, Mr. Schjerven and the Lennox executive team focused on integration issues related to recent acquisitions.

Short-Term Incentive Compensation

  Executive Officers

   Based on the consultant's market analysis, the Committee administered an executive short-term incentive opportunity through a program dependent on the achievement of company financial objectives for those individuals who most directly influence performance results and thereby supported the following strategic objectives:

  .   maintain competitive total executive compensation;

  .   align executive reward programs with the success of the company;

  . attract top executive talent to support organizational growth and expansion;

  .   ensure equity among internal position values; and

  .   implement "best practices" in the area of executive compensation.

   In 2001, executive officers and the Chief Executive Officer participated in two annual variable pay programs:

  . The major business units within Lennox each had a broad-based variable pay program in which the respective president managing the business unit participated. Each business unit president, in conjunction with the Chief Executive Officer, determined the financial measurements and standards for that business unit's program. For 2001, based on business unit performance, the programs generated cash payouts ranging from 0% to 10.8% of annualized base earnings, and were adjusted for individual performance levels. The 2001 program in which the named executives participated did not generate a year-end payout.

  . Each year, the Chief Executive Officer recommends and the Committee approves the performance measurements and targets for the short-term incentive programs. The 2001 short-term incentive program measurements for named executives consisted of cash flow, sales growth and earnings per share. Threshold, minimum, target and maximum performance levels were defined, and target bonus award levels were established for each executive officer. Target incentive award opportunity for the named executive officers ranged from 65% to 100% of their base salary. Executive officers who were also presidents of a business unit had 70% of the target based on their business unit results and 30% based on aggregate Lennox results. One-half of the target payment could be made upon achievement of the threshold performance measurement and up to one and one-half of the target payment could be made upon achievement of the maximum performance measurement. Additionally, the earnings per share performance measurement functioned as a multiplier of 0.5 to 1.5 of the potential incentive payment as determined by the other measurements. The named executives received a maximum short-term incentive award based on the program's cash flow measurement.

  Chief Executive Officer

   Mr. Schjerven participated in the two annual variable pay programs listed above. Prior to the beginning of 2001, the Committee and the Human Resource Committee of the Board of Directors determined his performance goals and their expectations for 2001. The Committee's assessment of Mr. Schjerven's 2001 performance results included the following:

  . Mr. Schjerven was an active participant in the successful transition of control and leadership after Mr. Norris' move to Chairman of the Board.

  . Mr. Schjerven assumed the Chief Executive Officer role under difficult economic conditions in the industry and for the company, and immediately focused his executive team on improving the organization's financial structure, balance sheet and cash flow.

  . The realignment and appointment of key executives addressed senior leadership performance issues from past performance periods.

  . While broad results were disappointing, with significant focus on the retail business unit, the Committee is confident that under Mr. Schjerven's direction of renewed strategies and with his realigned executive team in place, conditions are favorable to meet the business' performance objectives.

   Mr. Schjerven received a short-term incentive award of $900,000 based on the program's cash flow measurement.

Long-Term Incentive Compensation

   Lennox' executive long-term incentive compensation program is comprised of two vehicles: stock options and performance share awards. Their purpose is to foster and enhance the long-term success of the company for the benefit of its Stockholders by offering the incentive of long-term rewards to those executives who have proprietary interest in the growth and performance of the company and who have the principal responsibility for long-term profitability of Lennox.

  Executive Officers

   Stock Options--Based on internal affordability, market-competitive practices outlined in the consultant's market study, and using the Black-Scholes model to determine a market-competitive award value, the Committee reviews and determines annually Lennox' stock option award levels for executive officers. With the exception of new employment stock option grants, no stock options were granted during 2001 due to an insufficient number of shares remaining in the Plan for all awards to be granted. Proposal 3, presented elsewhere in this proxy statement, requests Stockholders to approve an amendment to the Plan at the Annual Meeting, to provide for additional shares for awards.

   Performance Share Awards--Based on internal affordability and market-competitive practices outlined in the consultant's market study, the Committee reviews and determines annually Lennox' Performance Share Program ("PSP") award levels for executive officers. Awards are made in December for a performance period beginning the following January 1. The performance period for the PSP consists of three consecutive fiscal years commencing each January
1. Minimum, target and maximum performance standard levels, ranging from 50% to 200% of target are established, the achievement of which earns a lesser or greater multiplier of a contingent award granted at the beginning of the three-year period. There were no PSP awards granted in 2001 due to an insufficient number of shares remaining in the Plan for all awards to be granted. Proposal 3, presented elsewhere in this proxy statement, requests Stockholders to approve an amendment to the Plan at the Annual Meeting, to provide for additional shares for awards

  Chief Executive Officer

   Stock Options--Based on internal affordability, market-competitive practices outlined in the consultant's market study, and using the Black-Scholes model to determine a market-competitive award value for the Chief Executive Officer, the Committee reviews and determines annually Mr. Schjerven's stock option award. In 2001, Mr. Schjerven, along with the other named executive officers, did not receive the annual stock option award, as Lennox did not make any stock option grants in 2001 due to an insufficient number of shares remaining in the Plan for all awards to be granted. Proposal 3, presented elsewhere in this proxy statement, requests Stockholders to approve an amendment to the Plan at the Annual Meeting, to provide for additional shares for awards.

   Performance Share Awards--Mr. Schjerven did not receive a PSP award in 2001, as Lennox did not make a PSP grant in 2001 due to an insufficient number of shares remaining in the Plan for all awards to be granted. Proposal 3, presented elsewhere in this proxy statement, requests Stockholders to approve an amendment to the Plan at the Annual Meeting, to provide for additional shares for awards.

Policy for Compliance with Section 162(m)

   Section 162(m) of the Internal Revenue Code, as amended, limits a company's ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the next four highest paid executives, unless the compensation meets certain Stockholder approved performance requirements. It is the company's intent to make awards that qualify as deductible compensation under section 162(m) of such Code whenever possible. However, where granting awards is consistent with the strategic business goals of the company, the Committee reserves the right to make awards that are non-deductible.

   The following individuals who served on the Compensation Committee of the Board of Directors during 2001 submit this report on Lennox' executive compensation programs:

             Richard L. Thompson (chair) Linda G. Alvarado
             James J. Byrne              John E. Major

                            EXECUTIVE COMPENSATION

   The following table sets forth information on compensation earned in 2001, 2000 and 1999 by Lennox' Chief Executive Officer and its four other most highly compensated executive officers, such individuals sometimes being referred to as the "named executive officers".

                          Summary Compensation Table

                                                             Long-Term Compensation
                                                        --------------------------------
                                                               Awards          Payouts
                                                        --------------------- ----------
                                                                   Securities
                                                                   Underlying
                                    Annual Compensation Restricted  Options/
                                    -------------------   Stock       SARs       LTIP       All Other
   Named Executive Officer    Year   Salary   Bonus(1)  Awards(2)   Granted   Payouts(3) Compensation(4)
   -----------------------    ----  --------  --------  ---------  ---------- ---------- ---------------
Robert E. Schjerven           2001  $750,000  $900,000  $      0   $      0   $ 78,137      $ 68,888
  Chief Executive Officer     2000   512,050   158,245   793,377    299,965     35,674        75,140
  Lennox International Inc.   1999   352,200   310,344   362,800    100,104          0       113,215

John W. Norris, Jr.           2001   450,000   405,000         0          0    195,350        36,702
  Chairman of the Board       2001   800,004         0   396,693    149,982     90,448       142,513
                              1999   743,076   745,288   945,335    260,839          0       304,382

Harry J. Ashenhurst, Ph.D.    2001   368,376   287,333         0          0     58,603        32,817
  Executive Vice President    2000   330,342   162,361   327,500     60,773     23,314        61,471
  and Chief Administrative    1999   285,924   254,150   191,520     52,846          0        96,961
  Officer

Richard A. Smith(5)           2001   337,323   263,112         0     75,000          0        11,844
 Executive Vice President and
 Chief Financial Officer

Carl E. Edwards, Jr.          2001   320,988   250,371          0          0     58,603       30,811
  Executive Vice President    2000   304,149    91,245    327,500     60,733     23,876       46,215
  and Chief Legal Officer     1999   260,040   191,924    191,520    152,846          0       89,399

--------
(1) Includes annual incentive payments for the respective year from annual variable pay plans and other bonuses.
(2) Represents performance share awards of the following number of shares of restricted Lennox common stock granted pursuant to the Plan multiplied by the stock price on the grant date. There were no stock grants made in 2001 due to an insufficient number of shares remaining in the Plan for all awards to be granted. Proposal 3, presented elsewhere in this proxy statement, requests Stockholders to approve an amendment to the Plan at the Annual Meeting, to provide for additional shares for awards. In December 2000 at a stock price of $8.1875 per share, Mr. Schjerven received 96,901 shares; Mr. Norris received 48,451 shares; Dr. Ashenhurst received 40,000 shares; and Mr. Edwards received 40,000 shares. For the 2000 grant, all shares granted will vest in December 2003 providing performance targets are met. In December 1999 at a stock price of $11.219 per share, Mr. Schjerven received 32,338 shares; Mr. Norris received 84,262 shares; Dr. Ashenhurst received 17,071 shares; and Mr. Edwards received 17,071 shares. For the 1999 grant, all shares granted will vest in December 2002 providing performance targets are met. Shares that do not vest in any performance period due to failure to achieve performance targets will vest in 10 years from the date of grant.
(3) 2001 amounts represent the value of earned awards in the form of Lennox common stock for the PSP for the 1999-2000 performance period, paid in 2001.

(4) Composed of contributions by Lennox to its profit sharing retirement plan and profit sharing restoration plan and the dollar value of term life insurance premiums paid by Lennox. Contributions to the plans were as follows: In 2001: Mr. Schjerven--$54,154; Mr. Norris--$25,448; Dr. Ashenhurst--$27,060; Mr. Smith--$8,221; Mr. Edwards--$23,082. In 2000: Mr.
    Schjerven--$68,702; Mr. Norris--$132,187; Dr. Ashenhurst--$52,558; Mr.
    Edwards--$40,257. In 1999: Mr. Schjerven--$107,586; Mr. Norris--$297,400;
    Dr. Ashenhurst--$88,823; Mr. Edwards--$83,359.
(5) Hired as Executive Vice President and Chief Financial Officer on January 15, 2001, and received 75,000 stock options as a new employment grant.

   The following table provides information concerning stock options granted to the named executive officers in 2001.

                     Option/SAR Grants in Last Fiscal Year

                                                     Individual Grants
                           ---------------------------------------------------------------------
                           Number of
                           Securities     Percent of
                           Underlying Total Options/SARs
                            Options/      Granted to                                  Grant Date
                              SARs       Employees in    Exercise or                   Present
           Name              ranted      Fiscal Year     Base Price  Expiration Date   Value(1)
           ----            ---------- ------------------ ----------- ---------------- ----------
Robert E. Schjerven.......        0            N/A            N/A                 N/A  $      0
John W. Norris, Jr........        0            N/A            N/A                 N/A         0
Harry J. Ashenhurst, Ph.D.        0            N/A            N/A                 N/A         0
Richard A. Smith (2)......   75,000        51.7241          10.75    January 25, 2008   297,000
Carl E. Edwards, Jr.......        0            N/A            N/A                 N/A         0

--------
(1) The grant date present values shown in the table were determined using the Black-Scholes option valuation model and the following assumptions: stock price volatility of 40% which represents an average volatility among general industry companies; expected option life of 7.0 years; annual dividend yield of $0.38; risk free interest rate of 4.88%; modified derived value of $3.96. With the exception of employment stock option awards, there were no stock grants made in 2001 due to an insufficient number of shares remaining in the Plan for all awards to be granted. Proposal 3, presented elsewhere in this proxy statement, requests Stockholders to approve an amendment to the Plan at the Annual Meeting, to provide for additional shares for awards.
(2) Hired as Executive Vice President and Chief Financial Officer on January 15, 2001.

   The following table provides the options exercised during 2001 for each of the named executive officers and the number of options and the value of unexercised options held by the named executive officers as of December 31, 2001.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                  Number of Securities      Value of Unexercised
                                                 Underlying Unexercised         In-the-Money
                                                     Options/SARs at           Options/SARs at
                             Shares                 December 31, 2001       December 31, 2001(1)
                            Acquired    Value   ------------------------- -------------------------
           Name            on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
           ----            ----------- -------- ----------- ------------- ----------- -------------
Robert E. Schjerven.......      0         $0      216,225      233,344     $156,233     $312,462
John W. Norris, Jr........      0          0      566,987      186,934      151,198      156,231
Harry J. Ashenhurst, Ph.D.      0          0      151,189       58,130       31,653       63,305
Richard A. Smith(2).......      0          0            0       75,000            0            0
Carl E. Edwards, Jr.......      0          0      151,189       58,130       31,653       63,305

--------
(1) Calculated on the basis of the fair market value of the underlying securities as of December 31, 2001, $9.75 per share, minus the exercise price for "in-the-money" options.
(2) Hired as Executive Vice President and Chief Financial Officer on January 15, 2001.

   The following table provides information concerning performance share awards made in 2001 to the named executive officers under the Plan. The named executive officers are awarded a number of shares of Lennox common stock subject to achievement of performance targets based on the return on invested capital for a three-year period. Information about the portion of the award that becomes vested regardless of whether the performance goals are met is presented under the Restricted Stock Awards column in the "Summary Compensation Table" above. Presented below is the maximum number of shares of Lennox common stock that may be payable to each of the named executive officers that is subject to achievement of the performance goals. The actual number of shares awarded depends on the level of achievement of the performance objectives.

             Long-Term Incentive Plans--Awards in Last Fiscal Year

                            Number of Shares, Units Performance or Other Period
            Name              or Other Rights(1)    Until Maturation or Payout
            ----            ----------------------- ---------------------------
 Robert E. Schjerven.......            0                        N/A
 John W. Norris, Jr........            0                        N/A
 Harry J. Ashenhurst, Ph.D.            0                        N/A
 Richard A. Smith(2).......            0                        N/A
 Carl E. Edwards, Jr.......            0                        N/A

--------
(1) There were no stock grants made in 2001 due to an insufficient number of shares remaining in the Plan for all awards to be granted. Proposal 3, presented elsewhere in this proxy statement, requests Stockholders to approve an amendment to the Plan at the Annual Meeting, to provide for additional shares for awards.
(2) Hired as Executive Vice President and Chief Financial Officer on January 15, 2001.

Retirement Plans

   The named executive officers participate in four Lennox-sponsored retirement plans. The plans are as follows: the pension plan for salaried employees, the profit sharing retirement plan, the supplemental retirement plan, and the profit sharing restoration plan. The supplemental retirement plan and the profit sharing restoration plan are non-qualified plans. Lennox pays the full cost of each of these plans.

   The pension plan for salaried employees is a floor offset plan. A target benefit is calculated using credited service and final average pay during the five highest consecutive years. The benefit is currently based on 1.00% of final average pay, plus 0.60% of final average pay above Social Security covered compensation, multiplied by the number of years of credited service, not to exceed 30 years. Employees vest after five years of service and may commence unreduced benefits at age 65. If specified age and service requirements are met, benefits may commence earlier on an actuarially reduced basis. At time of retirement, a participant may choose one of five optional forms of payment.

   The supplemental retirement plan permits income above Internal Revenue Service limitations to be considered in determining final average pay, doubles the rate of benefit accrual, limits credited service to 15 years and permits early retirement on somewhat more favorable terms than the pension plan.

   The profit sharing retirement plan is a defined contribution plan. Profit sharing contributions, as determined by the Board of Directors, are credited annually to participants' accounts based on total pay. Participants are fully vested after six years. The assets of the plan are employer directed. Distributions may occur at separation of employment and can be paid directly to the participant.

   The profit sharing restoration plan permits accruals that otherwise could not occur because of Internal Revenue Service limitations on compensation.

   The estimates of annual retirement benefits shown in the following table are the targets established by the supplemental retirement plan.

                                                 Years of Service
                               -----------------------------------------------------
2001 Final Average Earnings(1)    5        10       15       20       25       30
------------------------------ -------- -------- -------- -------- -------- --------
          $  250,000.......... $ 35,176 $ 70,352 $105,528 $105,528 $105,528 $105,528
             425,000..........   63,176  126,352  189,528  189,528  189,528  189,528
             600,000..........   91,176  182,352  273,528  273,528  273,528  273,528
             775,000..........  119,176  238,352  357,528  357,528  357,528  357,528
             950,000..........  147,176  294,352  441,528  441,528  441,528  441,528
           1,125,000..........  175,176  350,352  525,528  525,528  525,528  525,528
           1,300,000..........  203,176  406,352  609,528  609,528  609,528  609,528

--------
(1) Final Average Earnings are the average of the five highest consecutive years of includible earnings. Compensation for these purposes includes salary and bonuses, and excludes extraordinary compensation such as benefits from the Plan or its predecessor plans. Bonus numbers used in these calculations, as per plan requirements, are the bonuses actually paid in those years. In the Summary Compensation Table, the 2001 bonus reported is the bonus earned in 2001, but not actually paid until 2002.

   As of December 31, 2001, the final average pay and the eligible years of credited service for each of the named executive officers was as follows: Mr. Schjerven $691,038--15.80 years; Mr. Norris $1,217,181--41.25 years; Dr.
Ashenhurst $454,498--13.00 years; Mr. Carl E. Edwards Jr. $407,245--10.00 years; Mr. Richard A. Smith $0--1.0 years.

Employment Agreements

   Lennox has entered into employment agreements with the named executive officers, which are identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. These employment agreements establish the basis of compensation and assignments, and contain post-employment covenants covering confidential information, the diverting of employees, vendors and contractors and the solicitation of customers. These agreements also establish binding arbitration as the mechanism for resolving disputes and provide benefits and income in the event employment terminates under specified circumstances. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other, in writing, at least 30 days prior to such date, of a decision not to renew the agreement.

   If Lennox terminates the employee prior to the expiration of the term of the agreement or if Lennox does not renew the agreement for any reason other than for cause, the employee will be entitled to receive monthly payments of the greater of the employee's base salary for the remainder of the agreement's term or three months of the employee's base salary in addition to any other compensation or benefits applicable to an employee at the employee's level.

   If Lennox terminates the employee other than for cause, including Lennox' non-renewal of the agreement, and the employee agrees to execute a written general release of any and all possible claims against Lennox existing at the time of termination, Lennox will provide the employee with an enhanced severance package. That package includes payment of the employee's base monthly salary for a period of twenty-four months following the date of termination, a lump sum in the amount which totals any short-term bonus payments actually paid to the employee over the twenty-four month period prior to the date of termination, a lump sum payment of a sum equal to ten percent of the employee's annual base salary in effect at the time of termination in lieu of perquisites lost, and forgiveness of COBRA premiums due for group health insurance coverage for up to eighteen months while the employee remains unemployed. If the employee remains unemployed at the end of eighteen months, the equivalent of the COBRA premium will be paid to the employee on a month-to-month basis for up to six additional months while the employee remains unemployed. Outplacement services are provided or, at the employee's election, a lump-sum payment of 10% of the employee's annual base salary will be made to the employee in lieu of those services. Additionally, the employee's beneficiary will receive a lump-sum death benefit equivalent to six months of the employee's base salary should the employee die while entitled to enhanced severance payments.

Change of Control Employment Agreements

   Lennox has entered into change of control employment agreements with the named executive officers, which are identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. The change of control agreements provide for certain benefits under specified circumstances if the officer's employment is terminated following a change of control transaction involving Lennox. The change of control agreements are intended to provide protections to the officers that are not afforded by their existing employment agreements, but not to duplicate benefits provided by the existing employment agreements. The term of the change of control agreements is generally two years from the date of a potential change of control, as discussed below, or a change of control. If the officer remains employed at the conclusion of such term, the officer's existing employment agreement will continue to apply. The employment rights of the named executive officers under the change of control agreements would be triggered by either a change of control or a potential change of control. Following a potential change of control, the term of the change of control agreement may terminate but the change of control agreement will remain in force and a new term of the agreement will apply to any future change of control or potential change of control, if either (a) the Board of Directors determines that a change of control is not likely or (b) the named executive officer, upon proper notice to Lennox, elects to terminate his term of the change of control agreement as of any anniversary of the potential change of control.

   A "change of control" generally includes the occurrence of any of the following:

      (a) any person, other than specified exempt persons, including Lennox and its subsidiaries and employee benefit plans, becoming a beneficial owner of 35% or more of the shares of Lennox voting securities;

      (b) a change in the identity of a majority of the Board of Directors, unless approved by a majority of the incumbent members of the Board of Directors;

      (c) approval by the stockholders of a reorganization, merger or consolidation in which:

          (1) existing stockholders would own 65% or less of the voting securities of the surviving entity;

          (2) a person, other than specified exempt persons, would own 35% or more of the voting securities of the surviving entity; or

          (3) less than a majority of the board of the surviving entity would consist of the then incumbent members of the Board of Directors; or

      (d) approval by the stockholders of a liquidation or dissolution of Lennox, unless such liquidation or dissolution involves a sale to a company of which following such transaction:

          (1) more than 65% of the voting securities of such company would be owned by existing stockholders;

          (2) no person, other than specified exempt persons, would own 35% or more of the voting securities of such company; and

          (3) at least a majority of the board of directors of such company would consist of the then incumbent members of the board of directors.

   A "potential change in control" generally includes any of the following:

  . commencement of a tender or exchange offer for voting stock that, if consummated, would result in a change of control;

  . Lennox entering into an agreement which, if consummated, would constitute a change of control;

  .   commencement of a contested election contest subject to proxy rules; or

  . occurrence of any other event that the Board of Directors determines could result in a change of control.

   During the term of the change of control agreement, an officer's position, authority, duties and responsibilities may not be diminished, and all forms of compensation, including salary, bonus, regular salaried employee plan benefits, stock options, restricted stock and other awards, must continue on a basis no less favorable than at the beginning of the term of the change of control agreement and, in the case of specified benefits, must continue on a basis no less favorable in the aggregate than the most favorable application of such benefits to any of Lennox' employees.

   If an officer terminates employment during the term of the change of control agreement for good reason or for any reason during a window period (the 90-day period commencing 366 days after any change of control), Lennox will pay the officer:

  . his then unpaid current salary and a pro rata portion of the highest bonus earned during the preceding three years, as well as previously deferred compensation and accrued vacation time;

  . a lump-sum cash payment equal to the sum of three times the officer's annual base salary and three times the highest annual bonus paid or awarded to the officer during the preceding three fiscal years;

  . a lump-sum cash payment equal to the sum of three times the officer's annual base salary and three times the highest annual bonus paid or awarded during the preceding three fiscal years, to reflect the equity component of the officer's compensation;

  . a lump-sum cash payment equal to the sum of 15% of the officer's annual base salary, in lieu of outplacement services, and three times 15% of the annual base salary that would have been paid or awarded to the officer during the fiscal year that includes the date of termination, for the perquisites component of the officer's compensation;

  . for purposes of Lennox' supplemental retirement plan and Lennox' profit sharing restoration plan, three additional years added to both his service and age criteria; and

  . continued coverage under Lennox' employee welfare benefits plans for up to four and one-half years.

   In addition, all options, restricted stock and other compensatory awards held by the officer will immediately vest and become exercisable, and the term of these awards will be extended for up to three years following termination of employment. The officer may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the term of the change of control agreement or the six-month period prior to the beginning of the term of the change of control agreement.

   In the event of any contest concerning a change of control agreement, unless the officer's claim is found by a court to be frivolous, Lennox has no right of offset, the officer is not required to mitigate damages, and Lennox agrees to pay any legal fees incurred by the officer in connection with such contest.

   Lennox also agrees to pay all amounts owing to the officer during any period of dispute, subject only to the officer's agreement to repay any amounts to which he is determined not to be entitled. The change of control agreements provide for a tax gross-up in the event that specified excise taxes are applicable to payments made by Lennox under a change of control agreement or otherwise. The change of control agreements require the officer to maintain the confidentiality of Lennox' information, and, for a period of 24 months following his termination of employment, to avoid any attempts to induce Lennox' employees to terminate their employment with Lennox.

Indemnification Agreements

   Lennox has entered into indemnification agreements with its Directors and a number of its executive officers. Each of the indemnification agreements is identical except for the name of the Director or executive officer who is a party to the agreement and the date of the agreement. Under the terms of the indemnification agreements, Lennox has generally agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law on the date of the agreements and to such greater extent as applicable law may at a future time permit. In addition, the indemnification agreements contain specific provisions pursuant to which Lennox has agreed to indemnify each indemnitee:

  . if such person is, by reason of his or her status as a Director, nominee for Director, officer, agent or fiduciary of Lennox or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at Lennox' request, any such status being referred to as a "corporate status," made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding, other than a proceeding by or in the right of Lennox;

  . if such person is, by reason of his or her corporate status, made or threatened to be made a party to any proceeding brought by or in the right of Lennox to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such proceeding as to which such indemnitee shall have been adjudged to be liable to Lennox if applicable law prohibits such indemnification, unless and only to the extent that a court shall otherwise determine;

  . against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any proceeding to which such indemnitee was or is a party by reason of his or her corporate status and in which such indemnitee is successful, on the merits or otherwise;

  . against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a proceeding to the extent that such indemnitee is, by reason of his or her corporate status, a witness or otherwise participates in any proceeding at a time when such person is not a party in the proceeding; and

  . against expenses actually and reasonably incurred by such person in certain judicial adjudications of or awards in arbitration to enforce his or her rights under the indemnification agreements.

   In addition, under the terms of the indemnification agreements, Lennox has agreed to pay all reasonable expenses incurred by or on behalf of an indemnitee in connection with any proceeding, whether brought by or in the right of Lennox or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by Lennox of a written request from such indemnitee for such payment. In the indemnification agreements, each indemnitee has agreed that he or she will reimburse and repay Lennox for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by Lennox against such expenses.

   The indemnification agreements also include provisions that specify the procedures and presumptions, which are to be employed to determine whether an indemnitee is entitled to indemnification. In some cases, the nature of the procedures specified in the indemnification agreements varies depending on whether Lennox has undergone a change in control.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   John W. Norris, Jr., Lennox' Chairman of the Board, David H. Anderson, Richard W. Booth, Thomas W. Booth, David V. Brown and John W. Norris III, each a Director of Lennox, as well as other Lennox Stockholders, who may be immediate family members of the foregoing persons, are, individually or through trust arrangements, members of AOC Land Investment, L.L.C. AOC Land Investment, L.L.C. owns 70% of AOC

Development II, L.L.C., which owns substantially all of One Lake Park, L.L.C. Lennox is leasing part of an office building owned by One Lake Park, L.L.C. for use as the Lennox corporate headquarters. The lease has a term of 25 years and the lease payments for 2001 totaled approximately $2.7 million. Lennox also leases a portion of Lennox Center, a retail complex owned by AOC Development, L.L.C., for use as offices. The Lennox Center lease has a term of three (3) years and the lease payments for 2001 totaled approximately $122,580. AOC Land Investment, L.L.C. also owns 70% of AOC Development, L.L.C. Lennox believes that the terms of its leases with One Lake Park, L.L.C. and AOC Development, L.L.C. are at least as favorable as could be obtained from unaffiliated third parties.

   From time to time Lennox has entered into stock disposition agreements, which allowed its executive officers, Directors, and Stockholders to borrow money and use its capital stock held by them as collateral. The stock disposition agreements provide that in the event of a default on the underlying loan, Lennox will do one of several things, including registering the capital stock under the Securities Act of 1933, finding a buyer to purchase the stock or purchasing the stock itself. To date, there has not been a default under any of these agreements. As of March 1, 2002, there was one stock disposition agreement in existence, entered into in 1997, covering approximately 250,000 shares of Lennox common stock. Lennox will not enter into these types of agreements in the future.

   These transactions were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to Lennox than might have been obtained from unaffiliated third parties. Lennox does not intend to enter into any future transactions in which its Directors, executive officers or principal Stockholders and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of its Board of Directors and are on terms that are no less favorable to it than those that it could obtain from unaffiliated third parties.

                       OWNERSHIP OF LENNOX COMMON STOCK

   The following table contains information regarding the beneficial ownership of Lennox common stock as of March 1, 2002 by the following individuals:

  . each person known by Lennox to own more than 5% of the outstanding shares of Lennox common stock;

  .   each of Lennox' Directors;

  .   each named executive officer of Lennox; and

  .   all executive officers and Directors of Lennox as a group.

   All persons listed have an address in care of Lennox' principal executive offices which are located at 2140 Lake Park Boulevard, Richardson, Texas 75080.

   The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that were exercisable on March 1, 2002 or would be exercisable within 60 days following March 1, 2002 are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge and unless otherwise indicated, each stock holder has sole voting and investment power over the shares listed as beneficially owned by such stockholder, subject to community property laws where applicable. Percentage of ownership is based on 56,872,151 shares of common stock outstanding as of March 1, 2002.

                        Beneficial Owner                           Number   Percentage
                        ----------------                         ---------- ----------
John W. Norris, Jr. (1) (2).....................................  4,524,628    7.96
Robert E. Schjerven (2).........................................    602,232    1.06
Harry J. Ashenhurst, Ph.D. (2)..................................    304,094       *
Linda G. Alvarado (2) (3).......................................    148,712       *
David H. Anderson (2) (4).......................................  4,054,579    7.13
Richard W. Booth (2) (5)........................................    911,014    1.60
Thomas W. Booth (2) (6).........................................  2,942,860    5.17
David V. Brown (2) (7)..........................................  1,353,631    2.38
James J. Byrne (2)..............................................    176,557       *
Janet K. Cooper (2).............................................     22,921       *
Carl E. Edwards, Jr. (2)........................................    348,363       *
C. L. (Jerry) Henry (2).........................................     10,099       *
John E. Major (2)...............................................    163,405       *
John W. Norris III (8)..........................................    340,340       *
William G. Roth (2)(9)..........................................     31,939       *
Richard A. Smith (2)............................................     42,500       *
Terry D. Stinson (2)............................................     27,220       *
Richard L. Thompson (2).........................................    129,279       *
All executive officers and directors as a group (24 persons) (2) 14,409,425   25.34
Steven R. Booth (10)............................................  2,894,568    5.09
Nancy E. Roman (11).............................................  2,874,073    5.05

--------
*  Less than 1%
1) Includes: (a) 321,750 shares held by the Robert W. Norris Trust A, 321,750 shares held by the John W. Norris, Jr. Trust A, and 663,135 shares held by the Megan E. Norris Trust A, each of which Mr. Norris is a trustee; and (b) 2,651,006 shares held by the Norris Family Limited Partnership, of which Mr. Norris is General Partner.

(2) Includes the following shares subject to options: Mr. Norris--566,987; Mr. Schjerven--216,225; Dr. Ashenhurst--151,189; Ms. Alvarado--140,866; Mr. Anderson--135,866; Mr. R. Booth--140,866; Mr. T. Booth--17,042; Mr.
    Brown--140,866; Mr. Byrne--140,866; Ms. Cooper--13,816; Mr.
    Edwards--151,189; Mr. Henry--5,044; Mr. Major--140,866; Mr. Roth--11,007;
    Mr. Smith--37,500; Mr. Stinson--13,816; Mr. Thompson--56,716; and all executive officers and directors as a group - 2,426,521.

(3) Includes 7,846 shares held by Cimarron Holdings, LLC.

(4) Includes: (a) 3,562,077 shares held by the David H. Anderson Trust, 199,881 shares held by the Kristin H. Anderson Trust and 66,825 shares held by the Betty Oakes Trust, each of which Mr. Anderson is the trustee; and (b) 89,930 shares held by Mr. Anderson's minor child.

(5) Includes 52,251 shares held by The Richard W. and Anne C. Booth Charitable Remainder Unitrust, of which Mr. Booth is a trustee.

(6) Includes: (a) 2,016,671 shares held by trusts for the benefit of Mr. R. Booth, 40,062 shares held by the Thomas W. Booth Trust, and 146,332 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. Booth is a trustee; and (b) 72,909 shares held by Mr. Booth's minor children.

(7) Includes 315,117 shares held by Mr. Brown's minor children.

(8) Includes: (a) 4,987 shares held by the W. H. Norris Trust, 4,987 shares held by the B. W. Norris Trust, and 4,063 shares held by the L. C. Norris Trust, each of which Mr. Norris is a trustee; (b) 26,510 shares
    (Mr. Norris' 1% beneficiary of the 2,651,006 shares held by the Norris Family Limited Partnership); and (c) 26,689 shares held by Mr. Norris' minor children.

(9) Includes 6,000 shares held by spouse.

(10) Includes: (a) 2,016,671 shares held by trusts for the benefit of Mr. R. Booth; (b) 40,062 shares held by the Steven R. Booth Trust and 146,332 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. Booth is a trustee; and (c) 80,304 shares held by Mr. Booth's minor children.

(11) Includes: (a) 2,016,671 shares held by trusts for the benefit of Mr. R. Booth; (b) 40,062 shares held by the Nancy E. Roman Trust and 146,332 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Ms. Roman is a trustee; (c) 641,902 shares held by Nancy E. Roman and Anthony M, Roman, Joint Tenants, and (d) 29,106 shares held by Ms. Roman's minor children.

                    COMPARISON OF TOTAL STOCKHOLDER RETURN

   The following graph compares the cumulative total returns of Lennox, the Standard & Poor's Small-Cap 600 Index and a peer group of U.S. industrial manufacturing and service companies in the heating, ventilation, air conditioning and refrigeration businesses from July 29, 1999, the date of the Lennox initial public offering, through December 31, 2001. The chart assumes that $100 was invested on July 29, 1999, with dividends reinvested. Peer group returns are weighted by market capitalization. The peer group includes AAON, Inc., American Standard Companies Inc., Comfort Systems USA, Inc., Maytag Corporation, Modine Corporation, Watsco, Inc., Whirlpool Corporation, and York International Corporation. Hussman International, Inc., which was in the peer group in 1999, was acquired by Ingersoll-Rand Company in 2000, and is no longer included in the peer group.

                                    [CHART]

                    Lennox           S & P
                International     SMALLCAP 600      Peer Group
July 1999          $ 100.00         $ 100.00         $ 100.00
     1999          $  49.73         $ 107.02         $  78.76
     2000          $  43.57         $ 119.65         $  66.30
     2001          $  56.68         $ 127.47         $  88.39

                            ADDITIONAL INFORMATION

Quorum Required

   A quorum of Lennox Stockholders is necessary to have a valid meeting of Stockholders. A majority of the shares of Lennox common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Annual Meeting in order for a quorum to be established. Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by Lennox in its treasury or by any majority-owned subsidiary or Lennox do not count toward a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. We expect, in the event that a quorum is not present at the Annual Meeting, the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

   Only Stockholders of record at the close of business on March 25, 2002 are entitled to notice of and to vote at the meeting. There were 57,020,268 shares of common stock of Lennox outstanding at the close of business on that date, all of which will be entitled to vote. Holders of shares of common stock are entitled to one vote per share held of record in their names on the record date on all matters. Stockholders do not have cumulative voting rights. The election of each Director and approval of the amendments to each of the Plan and the DCDP require a plurality of the votes cast. Votes withheld will be deemed not to have been cast. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate or proposal.

Shares Held in Street Name

   Under the applicable rules of the New York Stock Exchange, brokers who hold shares in "street names" (i.e., in the name of a broker, bank or other record holder) for customers who are the beneficial owners of those shares may be prohibited from giving a proxy to vote those customers' shares with respect to the proposals to be voted on at the Annual Meeting in the absence of specific instructions from the customer. Lennox Stockholders whose shares are held in street name must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Annual Meeting.

Telephone and Internet Voting

   Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Mellon Investor Services may vote by telephone by calling Mellon Investor Services at (800) 435-6710 or by Internet at http://www.eproxy.com/lii.

   Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks offer telephone and Internet voting options. These programs differ from the program provided by Mellon Investor Services for shares registered in the name of the Stockholder. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

Revoking Proxies

   Lennox Stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the Annual Meeting. Proxies may be revoked by written notice, including by telegram or facsimile, to the Secretary of Lennox, by a later-dated proxy signed and returned by mail or by attending Lennox' Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the Annual Meeting to:

      Lennox International Inc.
      2140 Lake Park Blvd.
      Richardson, TX 75080
      Facsimile: (972) 497-6660
      Attention: Carl E. Edwards, Jr.

Other Business; Adjournments

   We are not aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the meeting, or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by Stockholders representing a majority of the votes present in person or by proxy at the applicable special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting.

Proxy Solicitation

   The cost of solicitation of proxies will be paid by Lennox. In addition to solicitation by mail, the Directors, officers and employees of Lennox may also solicit proxies from Stockholders by telephone, facsimile, telegram, electronic mail or in person. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Stockholder Proposals

   If you wish to submit a proposal for possible inclusion in our 2003 proxy material, we must receive your notice, in accordance with rules of the Securities and Exchange Commission, on or before January 16, 2003. If you wish to submit a proposal at the 2003 Annual Meeting (but not seek inclusion of the proposal in our proxy material), we must receive your notice, in accordance with the Lennox Bylaws, not less than 60 nor more than 90 days in advance of such meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16 of the Securities Exchange Act of 1934 requires Lennox' Directors and executive officers and any person owning more than 10% of Lennox common stock to file reports of ownership and changes in ownership of Lennox common stock with the Securities and Exchange Commission and to furnish Lennox with copies of these reports. Based solely upon a review of the reports and related information furnished to Lennox, Lennox believes all filing requirements applicable to its officers, Directors and greater than ten-percent beneficial owners were complied with, except for one Form 4 filing for Dennis H. Smith that was belatedly filed.

Independent Auditors

   The independent public accountants who audited the financial statements of Lennox for the year 2001 were Arthur Andersen LLP. As a result of the recent widely publicized events involving Arthur Andersen LLP, including the indictment obtained by the Department of Justice, the Board of Directors has deferred selection of independent accountants to audit Lennox' financial statements for 2002.

   Lennox is continuing to work with Arthur Andersen LLP in connection with the financial statement review for the first quarter of 2002. The Audit Committee intends to continue to monitor the situation and expects to make a recommendation to the Board of Directors shortly, either to continue the engagement of Arthur Andersen

LLP or to select another accounting firm as auditors for 2002. In any event, the Board of Directors reserves the right to make a change in the accounting firm designated to audit Lennox' financial statements at any time the Board considers such a change in the best interests of Lennox and its Stockholders.

   A representative of Arthur Andersen LLP will attend the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions.

   Audit Fees. Arthur Andersen LLP billed an aggregate of $839,000 for professional services rendered by that firm in respect of its audit of Lennox' annual financial statements for 2001 and its review of financial statements included in Lennox' reports to Stockholders.

   Financial Information Systems Design and Implementation Fees. No amounts were billed by Arthur Andersen LLP in respect of any financial information systems design and implementation services for 2001, and Arthur Andersen LLP provided no such services to Lennox during such year.

   All Other Fees. Arthur Andersen LLP billed an aggregate of $767,000 for all other professional services rendered in 2001. This aggregate amount includes audit related fees of $170,000 and non-audit services of $597,00. Audit related fees primarily consisted of audits of certain employee benefit plans. Non-audit services consisted of tax compliance and consulting services. The Audit Committee has considered the compatibility of these services with the auditors' independence.

                                          By Order of the Board of Directors
                                          /s/ Carl Edwards Jr.
                                          Carl E. Edwards, Jr.
                                          Executive Vice President,
                                          Chief Legal Officer and Secretary

Richardson, Texas
April 15, 2002

                                                                     APPENDIX A

                 Proposed Amendment to the 1998 Incentive Plan

   The Plan is hereby amended to delete Paragraph 5 of the Plan, in its entirety, and replace it with the following:

   "5.    Common Stock Available for Awards.  Subject to the provisions of paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of 14,641,635 shares, with 13,481,635 shares available for awards to employees and independent contractors and 1,160,000 shares available for awards to Nonemployee Directors. The number of shares of Common Stock that are the subject to Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum, as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards."

                                                                     APPENDIX B

Proposed Amendment to the Nonemployee Directors' Compensation and Deferral Plan

   The Plan is hereby amended to delete Paragraph 5 of the Plan, in its entirety, and replace it with the following:

   "II.  PLAN ADMINISTRATION and RESERVED SHARES:

   (a) Plan Administration. The Plan will be administered by a committee (the "Committee") composed of the Compensation Committee of the Company's Board of Directors. Full power to interpret, construe and administer the Plan shall, except as otherwise provided in this Plan, be vested in the Committee. All actions of the Committee shall be by majority vote. The expense of administering the Plan shall be borne by the Company and shall not be charged against benefits payable hereunder. No member of the Committee may participate in any decision affecting his particular participation, benefits or any other right or obligation affecting him hereunder.

   (b) Common Stock Available for Awards. There shall be available for payment of compensation under this Plan paid wholly or partly in Common Stock an aggregate 470,000 shares of Common Stock. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum, as it may deem appropriate."

                           LENNOX INTERNATIONAL INC.

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2002

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes John W. Norris, Jr. and Carl E. Edwards, Jr., and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 17, 2002, or at any reconvened meeting after any adjournment or postponement thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.

IMPORTANT - PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

--------------------------------------------------------------------------------

                           /\ FOLD AND DETACH HERE /\

       You can now access your Lennox International Inc. account online.

Access your Lennox International Inc. shareholder account online via Investor ServiceDirect/SM/ (ISD).

Mellon Investor Services LLC, agent for Lennox International Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

          . View account status               . Make address changes
          . View certificate history          . Establish/change your PIN
          . View book-entry information       . View certificate history
          . Establish/change your PIN         . View certificate history

             Visit us on the web at http://www.melloninvestor.com
                and follow the instructions shown on this page.

Step 1: FIRST TIME USERS - Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirect/SM/ is currently only available for domestic individual and joint accounts.

.. SSN

.. PIN

.. Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:

.. SSN

.. PIN

.. Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

.. Certificate History

.. Issue Certificate

.. Address Change

.. Duplicate 1099

.. Book-Entry Information

              For Technical Assistance Call 1-877-978-7778 between
                       9am-7pm Monday-Friday Eastern Time

THIS PROXY WILL BE VOTED AS DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED  Please mark
IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 and 3.       your votes
                                                                                                                      as indicated
                                                                                                                      in this
                                                                                                                      example  [X]

1. Election of the following nominees        2. Proposal to amend the 1998 Incentive Plan  Please disregard if you have previously
   to serve as directors for a term             to increase the maximum number of shares   provided your consent decision.
   expiring in 2005:                            of common stock available for allocation
                                                under such plan.
01 David H. Anderson, 02 Thomas W. Booth,                          FOR  AGAINST  ABSTAIN   I (WE) PLAN TO ATTEND THE ANNUAL MEETING
03 James J. Byrne, 04 John W. Norris, III                          [_]    [_]      [_]     OF STOCKHOLDERS ON MAY 17, 2002.     [_]
and 05 John W. Norris, Jr., Chairman of
the Board of Directors                       3. Proposal to amend the Nonemployee          By checking the box to the right,
                                                Directors' Compensation Deferral Plan to   I consent to future delivery of annual
INSTRUCTIONS: To withhold authority to          increase the maximum number of shares of   reports, proxy statements, prospectuses
vote for any individual nominee mark the        common stock available for allocation      and other materials and shareholder
"Exceptions" box and write that nominee's       under such plan.                           communications electronically via the
name in the space provided below.                                 FOR  AGAINST  ABSTAIN    Internet at a webpage which will be
                                                                  [_]    [_]      [_]      disclosed to me. I understand that
__________________________________________                                                 the Company may no longer distribute
                                              4. At the discretion of such Proxies on      printed materials to me from any future
              WITHHOLD AUTHORITY                 any other matter that may properly come   shareholder meeting until such consent is
    FOR        to vote for all                   before the meeting or any adjournment     revoked. I understand that I may revoke
all nominees   nominees listed                   thereof.                                  my consent at any time by contacting the
listed above     to the left   EXCEPTIONS                                                  Company's transfer agent, Mellon Investor
    [_]             [_]           [_]                                                      Services LLC, Ridgefield Park, NJ and
                                                                                           that costs normally associated with
                                                                                           electronic delivery, such as usage and
                                                                                           telephone charges as well as any costs
                                                                                           I may incur in printing documents, will
                                                                                           be my responsibility.


                                                                                           Dated: ____________________________, 2002

                                                                                           _________________________________________
                                                                                                         Signature

                                                                                           _________________________________________
                                                                                                         Signature

                                                                                           Please sign exactly as your name appears
                                                                                           hereon. Executors, administrators,
                                                                                           guardians, and others signing in a
                                                                                           fiduciary capacity should indicate such
                                                                                           capacity when signing. If shares are held
                                                                                           jointly, each holder should sign. If a
                                                                                           corporation, please sign in full
                                                                                           corporate name by duly authorized
                                                                                           officer. If a partnership, please sign in
                                                                                           partnership name by authorized person.

.....................................................................................................................................
                                                    /\ FOLD AND DETACH HERE /\

                                               Vote by Internet or Telephone or Mail
                                                   24 Hours a Day, 7 Days a Week

                         Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

             Internet                                        Telephone                                         Mail
    http://www.eproxy.com/lii                             1-800-435-6710
                                                                                                       Mark, sign and date
Use the Internet to vote your proxy.            Use any touch-tone telephone to vote                     your proxy card
Have your proxy card in hand when you           your proxy. Have your proxy card in hand                       and
access the web site. You will be           OR   when you call. You will be prompted to         OR        return it in the
prompted to enter your control number,          enter your control number, located in the             enclosed postage-paid
located in the box below, to create and         box below, and then follow the directions                   envelope.
submit an electronic ballot.                    given.


                                         If you vote your proxy by Internet or by telephone,
                                           you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.lennoxinternational.com
[http://www.lennoxinternational.com]
